EXHIBIT 10.7

Royale Energy Holdings, Inc.,
Matrix Merger Subsidiary,
Royale Merger Subsidiary,
Matrix Oil Management Corporation,
and
Royale Energy, Inc.

Section 351 Plan of Merger and Exchange

This Section 351 Plan of Merger and Exchange (the “Plan”) is hereby adopted effective as of  [______ ___, 2016] by Royale Energy Holdings, Inc., a Delaware corporation (“Parent”), Matrix Merger Subsidiary, a California corporation (“Matrix Merger Sub”), Royale Merger Subsidiary, a California corporation (“Royale Merger Sub”), Matrix Oil Management Corporation, a California corporation (“Matrix”), Royale Energy, Inc., a California corporation (“Royale”), and each of the proposed transferors of property to Parent identified on Exhibit A attached hereto (the “Transferors”), for purposes of describing the general terms and conditions of the series of transactions pursuant to which Parent will enter into binding agreements to acquire, (i) debt obligations (“Matrix Debt”) of Matrix and the Matrix LPs in exchange for Series B preferred stock of Parent, (ii) all of the outstanding capital stock of Matrix in exchange for common stock of Parent via a statutory merger of Matrix Merger Sub, with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent as a result of the merger (iii) all of the outstanding capital stock of Royale in exchange for common and preferred stock of Parent via a statutory merger of Royale Merger Sub with and into Royale, with Royale as the surviving corporation and a wholly-owned subsidiary of Parent as a result of the merger and (iv) all of the limited partnership interests (“Matrix LP Interests”) of Matrix Investments, LP, a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (the “Matrix LPs”), and (v) all of the outstanding capital stock of Matrix Oil Corporation, a California corporation (“Operator”), in exchange for common stock of Parent (collectively the Matrix Debt, Matrix LP Interests, Operator capital stock, Matrix capital stock and Royale capital stock exchanged with Parent are the “Contributions”, and the foregoing steps are collectively referred to as the “Mergers and Exchanges”).

WHEREAS, the agreements that will effectuate each of the Contributions may not be entered into simultaneously, but will each provide that each is a part of a unified plan that will be completed on or before the time of the closing of the Mergers and Exchanges;

WHEREAS, the terms and conditions of certain of the Contributions contemplate that Parent will convey part of the consideration (including preferred and common stock of Parent) to the Transferors concurrently with the closing of the transactions which comprise the Mergers and Exchanges;

WHEREAS, the parties intend that the Contributions and the Mergers and Exchanges will be completed in a manner consistent with orderly procedure in compliance with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Parent and the Transferors expect (without making any representation with respect thereto) that the persons who/that make the Contributions will receive capital stock of Parent as part of the Mergers and Exchanges and will collectively own at least 80% of the issued and outstanding shares of Parent’s voting stock and any other class of stock immediately following the Mergers and Exchanges; and

WHEREAS, Parent and the Transferors expect (without making any representation with respect thereto) that the Contributions will satisfy the requirements of Section 351 of the Code; provided, however, that Parent and the Transferors do not assume any liability or responsibility to any holder of capital stock of Parent or any other person or entity in the event that Section 351 of the Code does not apply to the one or more of the Contributions;

NOW THEREFORE, the general terms and conditions of the Plan are as follows:

1.
Description of Contributions.  The parties hereto expect that the Transferors in the Contributions will include the persons identified on Exhibit A attached to this document as well as the shareholders of Matrix and Royale, that the Transferors will transfer to Parent the property comprising the Contributions, including the Matrix Debt, the Matrix LP Interests and/or capital stock of Matrix, Operator and Royale in part via contributions and in part via the merger of Matrix Merger Sub with and into Matrix and Royale Merger Sub with and into Royale, as indicated on Exhibit A, and that the Transferors will receive in exchange therefor the shares of preferred stock or common stock of Parent indicated on Exhibit A.

2.	Component Parts of the Section 351 Plan. The components of the single unified Section 351 plan of exchange of Parent, the shareholders of Matrix and Royale and the other Transferors include:
a.	The transfer of Matrix Debt in the approximate amount of up to US 21,124,000 in exchange for approximately 2,012,400 shares of Series B Preferred Stock of Parent;
b.
The transfer of shares of common stock of Matrix by all of the holders thereof (the “Matrix Shareholders”) pursuant to an Agreement and Plan of Merger dated November 30, 2016 (the “Merger Agreement”) under which, in consideration of the merger of Matrix Merger Sub with and into Matrix, with Matrix as the surviving corporation (the “Merger”), the Matrix Shareholders will receive shares of Parent common stock as consideration;

c.
The transfer of shares of common stock of Royale by all of the holders thereof (the “Royale Shareholders”) pursuant to an Agreement and Plan of Merger dated November 30, 2016 (the “Merger Agreement”) under which, in consideration of the merger of Royale Merger Sub with and into Royale, with Royale as the surviving corporation (the “Merger”), the Royale Shareholders will receive shares of Parent common  as consideration; and

d.
The transfer of all of the Matrix LP Interests by all of the Matrix LPs’ limited partners and the transfer of all of the capital stock of Operator by Operator’s shareholders in exchange for common stock of Parent pursuant to exchange agreements (the “Exchange Agreements”).

3.
Exchange Agreements.  Each of the contributions of property by each of the Transferors that is a party to this Agreement will be effectuated pursuant to one or more separate agreements, including the Merger Agreement and Exchange Agreements, each of which will include a recital to the effect that the transaction is one of several related transactions involving the assignment of property to Parent in exchange for stock of Parent, that is intended, in the aggregate, to satisfy the requirements of Section 351 of the Code.

4.
Section 351 Compliance under the Internal Revenue Code.  Each of the Transferors that is a party to this Agreement agrees to retain the information and include the necessary statement with its income tax return for the taxable year in which the Mergers and Exchanges close as required by Section 1.351-3(a) of the Treasury Regulations.  Parent agrees to retain the information and include the necessary statement with its income tax return for the taxable year in which the Mergers and Exchanges close as required by Section 1.351-3(b) of the Treasury Regulations.

5.
Authority.  Parent represents and warrants that its Board of Directors has approved this Plan and that the appropriate officers of Parent have been granted the power and authority on behalf of Parent to take any and all steps necessary or appropriate to carry this Plan into effect, including without limitation executing the Exchange Agreements with certain of the Transferors and such other agreements and documents as they deem necessary or appropriate

6.	Amendment of Plan. This Plan may be amended from time to time by the Board of Directors of Parent and all of the Transferors.

The execution of this Plan shall not obligate any party to any component part or transaction of the Mergers and Exchanges to consummate such transaction other than upon the terms and conditions under the definitive agreement executed by such parties to such transaction.  By the execution of this Plan, which may be accomplished by signing in multiple counterparts or signing their respective subscription agreement or other documentation or their respective agreement and plan of exchange, each Transferor evidences such Transferor’s agreement with and adoption of this Plan.

Matrix Oil Management Corporation

By: ______________________________
Name: ____________________________
Title: _____________________________

Royale Energy, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Royale Energy Holdings, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Transferors listed on Exhibit A adopt this Plan by execution of their respective Exchange Agreements.